Exhibit 99.1

Contacts:

Media	Analysts	Investors
Susan Gallagher	Doug Fischer	Investor Services
(314) 554-2175	(314) 554-4859	800-255-2237
sgallagher@ameren.com	dfischer@ameren.com	invest@ameren.com

FOR IMMEDIATE RELEASE

AMEREN ANNOUNCES 2009 EARNINGS

ISSUES 2010 EARNINGS GUIDANCE

ST. LOUIS, MO., Feb. 18, 2010—Ameren Corporation (NYSE: AEE) today announced 2009 net income in accordance with generally accepted accounting principles (GAAP) of $612 million, or $2.78 per share, compared to 2008 GAAP net income of $605 million, or $2.88 per share. Excluding certain items in each year, Ameren recorded 2009 core (non-GAAP) net income of $615 million, or $2.79 per share, compared to 2008 core (non-GAAP) net income of $622 million, or $2.95 per share.

“I am pleased to report 2009 earnings per share in line with our expectations,” said Thomas R. Voss, president and chief executive officer of Ameren Corporation. “During 2009, we reduced planned spending, headcount and investment across the company to mitigate the negative impact on sales of a weak economy, the Noranda aluminum smelter outage and milder-than-normal weather.

“We also enhanced our financial strength and liquidity position by issuing new long-term debt and equity, extending our credit facilities and taking the difficult step of reducing our common dividend. Our regulated utilities are seeking rate increases to recover our costs and earn fair returns on investments. These actions have established a solid foundation for executing our future strategies and creating long-term shareholder value.

“Today we are also announcing 2010 GAAP and core earnings guidance of $2.20 to $2.60 per share,” Voss added. “The expected decline in 2010 earnings, compared to 2009, primarily reflects lower projected merchant generation segment margins.”

2009 Earnings Discussion

Core (non-GAAP) 2009 earnings per share declined, compared to 2008. Factors contributing to that decline included lower electricity and natural gas sales in the regulated utility businesses and lower margins in the merchant generation business — results of weak economic conditions, milder 2009 weather and, in our regulated Missouri utility, the Noranda aluminum smelter outage. Higher depreciation and interest expense and an increased average number of common shares outstanding

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also affected comparative results. Offsetting factors included new utility rates in Illinois and Missouri and lower operations and maintenance expenses due, in part, to the absence of a refueling outage at the Callaway nuclear plant.

At Ameren’s regulated utilities, milder weather and the economic slowdown led to a 3% decrease in kilowatthour sales to residential and commercial customers in 2009, compared to 2008. However, this sales decline was smaller, an estimated 1%, on a weather-normalized basis. The weak economy also led to a decline in kilowatthour sales by Ameren’s regulated utilities to their industrial customers. These sales declined 11% in 2009, compared to 2008, excluding the impact of reduced sales to AmerenUE’s largest customer, the Noranda Aluminum, Inc., smelter plant in New Madrid, Mo. Noranda’s plant sustained damage because of a power interruption on non-Ameren-owned power lines during a severe ice storm in January 2009. Electric sales to industrial customers, including Noranda, declined 17% in 2009, compared to 2008.

The following items were excluded from 2009 and 2008 core (non-GAAP) earnings, as applicable:

•

Net costs associated with the Illinois comprehensive electric rate relief and customer assistance settlement agreement (reached in 2007) reduced net income by $17 million in 2009 and by $27 million in 2008.

•	Net effects of unrealized mark-to-market activity increased net income by $29 million in 2009 and reduced net income by $17 million in 2008.

•	Charges related to employee separations in 2009 and asset impairments in 2008 and 2009 reduced net income by $15 million in 2009 and $12 million in 2008.

•	A lump-sum settlement payment in 2008 from a coal supplier for expected higher fuel costs in 2009, as a result of the termination of a contract, benefited 2008 net income by $16 million.

•

The benefits of a Missouri rate order directing the recording of regulatory assets, related to previously incurred costs for the January 2007 severe ice storm and a 2007 Federal Energy Regulatory Commission (FERC) order, increased 2008 net income by $23 million.

In the fourth quarter of 2009, Ameren recorded GAAP net income of $79 million, or 34 cents per share, compared to $57 million, or 27 cents per share, recorded in the fourth quarter of 2008. Excluding certain items in each period, Ameren recorded fourth quarter 2009 core (non-GAAP) net income of $85 million, or 37 cents per share, compared to fourth quarter 2008 core (non-GAAP) net income of $97 million, or 45 cents per share.

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A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Fourth Quarter		Year
	2009	2008	2009	2008

GAAP earnings per share	$0.34	$0.27	$2.78	$2.88

Illinois electric rate relief settlement, net	0.02	0.03	0.08	0.13

Net unrealized mark-to-market activity	—	0.16	(0.14)	0.07

Employee separation & impairment charges	0.01	0.06	0.07	0.06

Coal contract settlement – 2009 portion	—	—	—	(0.08)

MO order related to 2007 severe storms & FERC order	—	(0.07)	—	(0.11)

Core (non-GAAP) earnings per share	$0.37	$0.45	$2.79	$2.95

2010 Earnings Guidance

Ameren expects 2010 GAAP and core earnings to be in the range of $2.20 to $2.60 per share. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP and core (non-GAAP) earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses at this time.

The projected decline in core earnings per share in 2010, compared to 2009, is primarily due to expected lower margins at Ameren’s merchant generation segment as a result of lower realized power prices, reflecting the economic slowdown, and higher fuel and related transportation costs, reflecting the expiration of lower-cost coal and rail contracts. The merchant generation segment has proactively sold forward or hedged approximately 90% of its expected 2010 generation output at an average price per megawatthour that is greater than the current market price; however, the 2010 average realized price is expected to be less than that of 2009. An increase in the average number of common shares outstanding, higher depreciation expense and a scheduled spring refueling and maintenance outage at the Callaway nuclear plant are among the other factors contributing to the expectation of lower earnings per share. The above factors are projected to be partially offset by, among other things, expected new electric and natural gas delivery rates in Illinois and new electric service rates in Missouri, effective in the second quarter of 2010; the expected return to service of the Taum Sauk pumped-storage hydroelectric facility; and the anticipated return to full operation of the Noranda aluminum smelter plant.

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Ameren expects its business segments to provide the following contributions to 2010 GAAP and core (non-GAAP) earnings per share:

Missouri and Illinois Regulated	$1.90-$2.15
Merchant Generation	0.30- 0.45

2010 Core (Non-GAAP) Earnings Guidance Range	$2.20-$2.60

Ameren’s earnings guidance for 2010 assumes normal weather for the year and is subject to, among other things, regulatory decisions and legislative actions, plant operations, energy and capital and credit market conditions, economic conditions, severe storms, unusual or otherwise unexpected gains or losses, and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Missouri Regulated Segment Earnings

Core (non-GAAP) earnings in 2009 were $241 million versus $236 million in 2008. This earnings improvement was primarily a result of new electric rates, which took effect March 1, 2009, and lower operations and maintenance expenses due in part to the absence of a refueling outage at the Callaway nuclear plant in 2009. Callaway is refueled on an 18-month cycle. These positives were largely offset by reduced electric sales to native load customers due to milder summer weather, the weak economy and lower sales to the Noranda Aluminum smelter plant, as well as higher depreciation expense and financing costs, among other factors. Missouri regulated operations recorded GAAP earnings in 2009 of $259 million versus $234 million in 2008. In addition to those mentioned above, factors affecting the GAAP earnings comparison included a gain in 2009 as opposed to a loss in 2008 from net unrealized mark-to-market activity, expenses in 2009 for employee separations, and benefits in 2008 of a Missouri rate order directing the recording of regulatory assets for previously incurred costs related to the January 2007 severe ice storm and a 2007 FERC order.

Illinois Regulated Segment Earnings

Core (non-GAAP) earnings in 2009 were $127 million compared to $51 million in 2008. This earnings improvement was primarily due to new electric and natural gas delivery service rates that took effect Oct. 1, 2008 and lower operations and maintenance expenses. These positives were partially offset by lower electric and natural gas deliveries due to milder weather and the weak economy, as well as higher financing costs, among other factors. Illinois regulated operations recorded GAAP earnings in 2009 of $124 million versus $32 million in 2008. In addition to those mentioned above, factors impacting the GAAP earnings comparison were lower charges in 2009 related to the Illinois electric settlement agreement reached in 2007, a swing to a gain in 2009 from a

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loss in 2008 from net unrealized mark-to-market activity, expenses in 2009 for employee separations and the absence of 2008 asset impairment charges.

Merchant Generation Segment Earnings

Core (non-GAAP) earnings in 2009 were $273 million, a decline from $336 million earned in 2008. This decline was largely due to lower sales volumes and higher fuel and related transportation costs, as well as higher financing and depreciation expense. These negative factors were offset, in part, by higher realized power prices and lower plant operations and maintenance expense. Proactive forward sales and hedges of 2009 generation, executed in prior years at higher-than-2009 market prices, largely shielded merchant generation segment earnings from the impact of falling market prices for power. GAAP earnings from merchant generation operations in 2009 were $247 million, down from $352 million in 2008. In addition to the items noted above, the GAAP earnings comparison reflected lower charges in 2009 related to the Illinois electric settlement agreement reached in 2007, a loss in 2009 as opposed to a gain in 2008 from net unrealized mark-to-market activity, charges for employee separations in 2009 and asset impairments in 2008 and 2009 and the 2009 portion of the lump-sum settlement payment received and recorded in 2008 related to a terminated coal contract.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9:00 a.m. Central Time on Thursday, Feb. 18, to discuss 2009 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at www.ameren.com by clicking on “Q4 2009 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s Web site. This presentation will be posted in the “Investors” section of the Web site under “Webcasts and presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time, from Feb. 18 through Feb. 24, by dialing, U.S. (877) 660-6853 or international (201) 612-7415, and entering account number 352 and ID number 343213.

About Ameren

With assets of $24 billion, Ameren serves approximately 2.4 million electric customers and almost one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a generating capacity of more than 16,300 megawatts.

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Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance excludes one or more of the following: the earnings impact of the 2007 settlement agreement among parties in Illinois for comprehensive electric rate relief and customer assistance, net unrealized mark-to-market gains or losses, the costs of employee separations in 2009 and asset impairment charges in 2008 and 2009, a lump-sum payment in 2008 from a coal supplier for expected higher fuel costs in 2009 as a result of the termination of a contract, the benefit in 2008 of a rate order from the Missouri Public Service Commission directing the recording of regulatory assets for previously incurred costs for the January 2007 severe ice storm and a 2007 Federal Energy Regulatory Commission order. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes it allows it to more accurately compare the company’s ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP for certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations such as the outcome of pending AmerenUE, AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings, and future rate proceedings or legislative actions that seek to limit or reverse rate increases;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary and fiscal policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including AmerenUE and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•	the effects on demand for our services resulting from technological advances, including energy efficiency and distributed generation sources, which generate electricity at the site of consumption.

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;

•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	prices for power in the Midwest, including forward prices;

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•

business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products; disruptions of the capital markets or other events that make the Ameren companies’ access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages caused by severe weather conditions or other events;

•	generation plant construction, installation and performance, including costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;

•

the recovery of costs associated with AmerenUE’s Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating licensing application for a second unit at its Callaway nuclear plant;

•	impairments of long-lived assets or goodwill;

•	operation of AmerenUE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•

the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases and energy efficiency, will be enacted over time, which could limit or terminate the operation of certain of our generating units, increase our costs, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by the Ameren companies’ facilities or required to satisfy energy sales made by the Ameren companies;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Electric Sales - kilowatthours (in millions):
Missouri Regulated
Residential	3,279	3,337	13,413	13,904
Commercial	3,484	3,485	14,510	14,690
Industrial	1,815	2,266	7,037	9,256
Other	536	179	1,655	785

Native load subtotal	9,114	9,267	36,615	38,635
Off-system sales	3,428	1,926	12,447	10,457

Subtotal	12,542	11,193	49,062	49,092

Illinois Regulated
Residential
Generation and delivery service	2,764	2,949	11,089	11,667
Commercial
Generation and delivery service	1,194	1,609	5,235	6,095
Delivery service only	1,862	1,592	6,797	6,147
Industrial
Generation and delivery service	154	351	514	1,442
Delivery service only	2,723	2,733	10,712	11,300
Other	146	149	546	555

Native load subtotal	8,843	9,383	34,893	37,206

Merchant Generation
Non-affiliate energy sales	6,683	6,835	25,673	26,395
Affiliate native energy sales	620	1,416	3,529	6,055

Subtotal	7,303	8,251	29,202	32,450

Eliminate affiliate sales	(620)	(1,416)	(3,529)	(6,055)
Eliminate Illinois Regulated/Merchant Generation common customers	(1,511)	(1,283)	(5,566)	(4,939)

Ameren Total	26,557	26,128	104,062	107,754

Electric Revenues (in millions):
Missouri Regulated
Residential	$201	$192	$982	$948
Commercial	177	165	881	838
Industrial	67	77	314	372
Other	36	20	122	108

Native load subtotal	481	454	2,299	2,266
Off-system sales	99	72	401	490

Subtotal	$580	$526	$2,700	$2,756

Illinois Regulated
Residential
Generation and delivery service	$256	$287	$1,094	$1,112
Commercial
Generation and delivery service	105	154	521	616
Delivery service only	28	21	103	77
Industrial
Generation and delivery service	7	25	22	102
Delivery service only	10	8	36	30
Other	22	55	157	285

Native load subtotal	$428	$550	$1,933	$2,222

Merchant Generation
Non-affiliate energy sales	$345	$332	$1,340	$1,389
Affiliate native energy sales	76	132	385	441
Other	(17)	22	(15)	106

Subtotal	$404	$486	$1,710	$1,936

Eliminate affiliate revenues	(92)	(139)	(434)	(547)

Ameren Total	$1,320	$1,423	$5,909	$6,367

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Electric Generation - megawatthours (in millions):
Missouri Regulated	12.5	11.2	48.8	49.3
Merchant Generation
Ameren Energy Generating Company (Genco)	3.0	4.4	13.4	16.6
AmerenEnergy Resources Generating Company (AERG)	1.9	1.6	6.8	6.7
Electric Energy, Inc. (EEI)	2.1	2.1	7.1	8.0
AmerenEnergy Medina Valley Cogen, L.L.C.	0.1	0.0	0.2	0.2

Subtotal	7.1	8.1	27.5	31.5

Ameren Total	19.6	19.3	76.3	80.8

Fuel Cost per kilowatthour (cents)
Missouri Regulated	1.305	1.365	1.356	1.312
Merchant Generation	2.006	1.924	2.007	1.912

Gas Sales - decatherms (in thousands)
Missouri Regulated	3,954	4,172	11,666	12,694
Illinois Regulated	32,092	34,546	92,590	103,668
Other	91	2,228	3,391	3,350

Ameren Total	36,137	40,946	107,647	119,712

Net Income (Loss) by Segment (in millions):
Missouri Regulated	$15	$(38)	$259	$234
Illinois Regulated	27	17	124	32
Merchant Generation	42	68	247	352
Other	(5)	10	(18)	(13)

Ameren Total	$79	$57	$612	$605

		December 31, 2009		December 31, 2008
Common Stock:
Shares outstanding (in millions)		237.4		212.3
Book value per share		$33.08		$32.80

Capitalization Ratios:
Common equity		50.3%		45.9%
Preferred stock		1.3%		1.3%
Debt, net of cash		48.4%		52.8%

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Operating Revenues:
Electric	$1,320	$1,423	$5,909	$6,367
Gas	355	485	1,181	1,472

Total operating revenues	1,675	1,908	7,090	7,839

Operating Expenses:
Fuel	274	372	1,141	1,275
Purchased power	201	246	909	1,210
Gas purchased for resale	226	360	749	1,057
Other operations and maintenance	444	496	1,738	1,857
Depreciation and amortization	184	172	725	685
Taxes other than income taxes	101	93	412	393

Total operating expenses	1,430	1,739	5,674	6,477

Operating Income	245	169	1,416	1,362

Other Income and Expenses:
Miscellaneous income	22	19	71	80
Miscellaneous expense	(9)	(8)	(23)	(31)

Total other income	13	11	48	49

Interest Charges	132	109	508	440

Income Before Income Taxes	126	71	956	971

Income Taxes	44	8	332	327

Net Income	82	63	624	644

Less: Net Income Attributable to Noncontrolling Interests	3	6	12	39

Net Income Attributable to Ameren Corporation	$79	$57	$612	$605

Earnings per Common Share - Basic and Diluted	$0.34	$0.27	$2.78	$2.88

Average Common Shares Outstanding	237.0	211.5	220.4	210.1

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$622	$92
Accounts receivable - trade, net	434	516
Unbilled revenue	367	427
Miscellaneous accounts and notes receivable	308	315
Materials and supplies	782	842
Mark-to-market derivative assets	121	207
Other current assets	208	209

Total current assets	2,842	2,608

Property and Plant, Net	17,610	16,567
Investments and Other Assets:
Nuclear decommissioning trust fund	293	239
Goodwill	831	831
Intangible assets	129	167
Regulatory assets	1,430	1,653
Other assets	655	606

Total investments and other assets	3,338	3,496

TOTAL ASSETS	$23,790	$22,671

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$204	$380
Short-term debt	20	1,174
Accounts and wages payable	694	813
Taxes accrued	54	54
Interest accrued	110	107
Customer deposits	101	126
Mark-to-market derivative liabilities	109	155
Other current liabilities	419	268

Total current liabilities	1,711	3,077

Credit Facility Borrowings	830	–
Long-term Debt, Net	7,113	6,554
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	2,554	2,131
Accumulated deferred investment tax credits	94	100
Regulatory liabilities	1,338	1,291
Asset retirement obligations	429	406
Accrued pension and other postretirement benefits	1,165	1,495
Other deferred credits and liabilities	496	438

Total deferred credits and other liabilities	6,076	5,861

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,412	4,780
Retained earnings	2,455	2,181
Accumulated other comprehensive loss	(16)	–

Total Ameren Corporation stockholders’ equity	7,853	6,963
Noncontrolling Interests	207	216

Total equity	8,060	7,179

TOTAL LIABILITIES AND EQUITY	$23,790	$22,671

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Year Ended December 31,
	2009	2008

Cash Flows From Operating Activities:
Net income	$624	$644
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sales of emission allowances	(6)	(8)
Loss on asset impairments	7	14
Net mark-to-market gain on derivatives	(23)	(3)
Depreciation and amortization	748	705
Amortization of nuclear fuel	53	37
Amortization of debt issuance costs and premium/discounts	25	20
Deferred income taxes and investment tax credits, net	402	167
Other	(17)	(9)
Changes in assets and liabilities:
Receivables	21	12
Materials and supplies	67	(100)
Accounts and wages payable	(42)	57
Taxes accrued	–	(30)
Assets, other	(66)	83
Liabilities, other	103	113
Pension and other postretirement benefit obligations	(9)	(4)
Counterparty collateral, net	(17)	(25)
Taum Sauk costs, net of insurance recoveries	107	(149)

Net cash provided by operating activities	1,977	1,524

Cash Flows From Investing Activities:
Capital expenditures	(1,704)	(1,896)
Nuclear fuel expenditures	(80)	(173)
Purchases of securities - nuclear decommissioning trust fund	(383)	(520)
Sales of securities - nuclear decommissioning trust fund	380	497
Purchases of emission allowances	(4)	(14)
Sales of emission allowances	–	6
Other	2	3

Net cash used in investing activities	(1,789)	(2,097)

Cash Flows From Financing Activities:
Dividends on common stock	(338)	(534)
Capital issuance costs	(65)	(12)
Short-term and credit facility borrowings, net	(324)	(298)
Dividends paid to noncontrolling interest holders	(21)	(40)
Redemptions, repurchases, and maturities:
Long-term debt	(631)	(842)
Preferred stock	–	(16)
Issuances:
Common stock	634	154
Long-term debt	1,021	1,879
Generator advances received for construction, net	66	19

Net cash provided by financing activities	342	310

Net change in cash and cash equivalents	530	(263)
Cash and cash equivalents at beginning of year	92	355

Cash and cash equivalents at end of year	$622	$92